Exhibit 99.1

FOR IMMEDIATE RELEASE

GUGGENHEIM INVESTMENTS TO RENAME RYDEX SPECIALIZED PRODUCTS

GUGGENHEIM SPECIALIZED PRODUCTS

NEW YORK – March 30, 2012 – Guggenheim Investments, the investment management division of Guggenheim Partners, LLC, today announced that effective Friday, March 30, 2012 Rydex Specialized Products LLC, the sponsor of the firm’s CurrencyShares® product line-up, will officially be renamed Guggggenheim Specialized Products, LLC.

This rebranding comes as a part of Rydex|SGI’s integration into Guggenheim Partners, LLC to form Guggenheim Investments. The names and tickers of the eight CurrencyShares® Trusts are as follows:

Name	Ticker
CurrencyShares® Australian Dollar Trust	FXA
CurrencyShares® British Pound Sterling Trust	FXB
CurrencyShares® Canadian Dollar Trust	FXC
CurrencyShares® Chinese Renminbi Trust	FXCH
CurrencyShares® Euro Trust	FXE
CurrencyShares® Japanese Yen Trust	FXY
CurrencyShares® Swedish Krona Trust	FXS
CurrencyShares® Swiss Franc Trust	FXF

Guggenheim Investments offers a diverse exchange traded product (“ETP”) line-up and is the eighth largest U.S. ETP provider with more than $11 billion in exchange traded assets.1

CurrencyShares® offer investors and institutions a convenient and cost-effective method of gaining investment benefits similar to that of holding foreign currencies, including potential diversification and hedging benefits. More details about the products are available at: www.currencyshares.com

Guggenheim Investments

Guggenheim Investments represents the investment management businesses of Guggenheim Partners, LLC, which consist of investment managers with approximately $127 billion in combined total assets.2 Collectively, Guggenheim Investments has a long, distinguished history of serving institutional investors, ultra-high-net-worth individuals, family offices and financial intermediaries. Guggenheim Investments offers clients a wide range of differentiated capabilities built on a proven commitment to investment excellence. Guggenheim Investments has offices in Chicago, New York City and Santa Monica, along with a global network of offices throughout the United States, Europe, and Asia.

Shares of each CurrencyShares® Trust may not be suitable for all investors. The value of the shares of each CurrencyShares® Trust relates directly to the value of the foreign currency held by the particular Trust. This creates a concentration risk associated with fluctuations in the price of the applicable foreign currency. Accordingly, a decline in the price of that currency will have an adverse effect on the value of the shares of the particular CurrencyShares® Trust. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations. Shares of each CurrencyShares® Trust can be bought and sold through a broker; as such, investors may be required to pay brokerage commissions in connection with a purchase or sale. There can be no assurance that an active trading market for the shares of any CurrencyShares® Trust will develop or be maintained. For a more complete discussion of risk factors applicable to each CurrencyShares® Trust, carefully read the particular Trust’s prospectus.

The CurrencyShares® Australian Dollar (FXA) Trust, CurrencyShares® British Pound Sterling (FXB) Trust, CurrencyShares® Canadian Dollar (FXC) Trust, CurrencyShares® Chinese Renminbi (FXCH) Trust, CurrencyShares® Euro (FXE) Trust, CurrencyShares® Japanese Yen (FXY) Trust, CurrencyShares® Swedish Krona (FXS) Trust, CurrencyShares® Swiss Franc (FXF) Trust (each a “Trust” and collectively, the “Trusts”) has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest in the shares of a Trust, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may click the links above or the Trust will arrange to send you its prospectus if you request it by calling toll-free 800.820.0888.

The CurrencyShares® Trusts are distributed by Rydex Distributors, LLC (RDL). Guggenheim Investments represents the investment management businesses of Guggenheim Partners, LLC (“GP”), which includes Security Investors, LLC (“SI”). Guggenheim Specialized Products, LLC (“GSP”), the Sponsor for the CurrencyShares® Trusts, is a wholly owned subsidiary of SI. Rydex Distributors, LLC, is affiliated with GP, SI and GSP.

Not FDIC Insured – No Bank Guarantee –May Lose Value.

For general inquiries please contact:

Jeaneen Pisarra

Guggenheim Investments

917.386.0387

Jeaneen.pisarra@guggenheiminvestments.com

[1]	Sources: BlackRock and Guggenheim Investments analysis. As of 12/31/2011
[2]

The total asset figure is as of Q4 2011 and includes $8.8B of leverage for Assets Under Management and $0.8B of leverage for Serviced Assets. Total assets includes Security Investors (d/b/a, Security Global Investors and Rydex Investments), Guggenheim Partners Asset Management, Guggenheim Investment Management, Guggenheim Funds and its affiliated entities, and some business units including Guggenheim Real Estate, Guggenheim Structured Real Estate Advisors, Guggenheim Aviation, GS GAMMA Advisors, Guggenheim Partners Europe, Transparent Value Advisors, and Guggenheim Partners India Management. Values from some funds are based upon prior periods.